Contact: Jill Swartz

NNN Realty Advisors, Inc.

1551 N. Tustin Avenue, Suite 300

Santa Ana, California 92705

714-667-8252 ext. 251

jswartz@nnnrealtyadvisors.com

NNN HEALTHCARE/OFFICE REIT ACQUIRES
2750 MONROE BOULEVARD IN VALLEY FORGE, PENNSYLVANIA

Santa Ana, Calif., September 14, 2007 – NNN Healthcare/Office REIT, Inc. has acquired 2750 Monroe Boulevard in Valley Forge, Pennsylvania. The acquisition closed on September 10, 2007.

2750 Monroe Boulevard is a two-story single-tenant office building totaling nearly 106,000 square feet, as well as an accessory building used for storage that totals more than 3,400 square feet, on a 10.5-acre parcel in the Valley Forge Corporate Center. Located approximately 25 miles northwest of downtown Philadelphia, 2750 Monroe Boulevard was built in 1985 and extensively renovated in 2001. The building has 540 parking spaces allocated to it for a ratio of more than five spaces per 1,000 rentable square feet.

The facility is completely leased through April 2011 to Quest Diagnostics, Inc. (NYSE: DGX), a Fortune 500 company that is one of the nation’s leading providers of diagnostic testing, information and services. Quest Diagnostics utilizes the building as its National Revenue Services Center, which provides bill management and accounting for all of Quest Diagnostics’ domestic operations. Quest Diagnostics reported net revenue of more than $6.2 billion in 2006, and has a current market capitalization in excess of $10.5 billion.

“2750 Monroe Boulevard is a high-quality addition to the NNN Healthcare/Office REIT portfolio of properties,” explained Danny Prosky, vice president of acquisitions for NNN Healthcare/Office REIT. “We have a superior tenant in place and have further diversified our holdings with this acquisition.”

NNN Healthcare/Office REIT purchased 2750 Monroe Boulevard from Lexington Valley Forge L.P., which was represented by Carl Nielson of Grubb & Ellis Company. Financing was provided by LaSalle Bank National Association, arranged by Brad Feine. Asset management services will be provided by NNN Realty Advisors, Inc.

As of August 31, 2007, NNN Healthcare/Office REIT has sold approximately 14.3 million shares of its common stock for more than $142.4 million through its initial public offering, which began in the third quarter of 2006.

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2 – 2 – 2 NNN Healthcare/Office REIT Acquires 2750 Monroe Boulevard

NNN Healthcare/Office REIT offers a monthly distribution of 7.25 percent per annum and has made twelve other geographically-diverse acquisitions:

•	St. Mary Physicians Center in Long Beach, California;

•	Kokomo Medical Office Park in Kokomo, Indiana;

•	1 and 4 Market Exchange in Columbus, Ohio;

•	Gwinnett Professional Center in Lawrenceville, Georgia;

•	Triumph Hospital Northwest and Triumph Hospital Southwest in Greater Houston, Texas;

•	Thunderbird Medical Plaza in Glendale, Arizona;

•	Shakerag Medical Center and Yorktown Medical Center in Fayette County, Georgia;

•	Commons V Medical Office Building in Naples, Florida;

•	Lenox Office Park Building G in Memphis, Tennessee;

•	The Gallery Professional Building in St. Paul, Minnesota;

•	Crawfordsville Medical Office Park and Athens Surgery Center in Crawfordsville, Indiana; and

•	Southpointe Office Parke and Epler Parke I in Indianapolis, Indiana.

Including the purchase of 2750 Monroe Boulevard, NNN Healthcare/Office REIT has acquired a portfolio of properties valued in excess of $231 million.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Healthcare/Office REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of more than 39.1 million square feet of real estate, including approximately 10,100 apartment units, with a combined market value approaching $5.3 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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